Exhibit 5.1
July 31, 2009
Board of Directors
Alpha Natural Resources, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, VA 24212
Ladies and Gentlemen:
          We have acted as special counsel to Alpha Natural Resources, Inc., a Delaware corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of up to Five Hundred Two Thousand One Hundred Ninety-Two (502,192) shares of the Corporation’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the terms of the Alpha Natural Resources, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”).
          In connection with such proposed issuance, we have examined the Plan, the Certificate of Incorporation of the Corporation, as amended and restated, the Bylaws of the Corporation, as amended and restated, the relevant corporate proceedings of the Corporation, the Registration Statements on Form S-8 covering the issuance of the Common Stock, and such other documents, records, certificates of public officials, statutes and decisions as we consider necessary to express the opinions contained herein. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to those original documents of all documents submitted to us as certified or photostatic copies.
          Based on the foregoing, we are of the opinion that when the Common Stock has been duly issued and delivered pursuant to the terms of the Plan, such shares of Common Stock will be validly issued, fully paid and non-assessable.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The filing of this consent shall not be deemed an admission that we are an expert within the meaning of Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

BUCHANAN	INGERSOLL & ROONEY, PC

By:	/s/ Amy I. Pandit
Amy I. Pandit, Esq.